Exhibit 99.1

United Fire Group, Inc. Reports Third Quarter 2013 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), November 5, 2013 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
Operating income(1) per diluted share(2)	$0.42	Operating income(1) per diluted share(2)	$1.76
Net income per diluted share(2)	$0.45	Net income per diluted share(2)	$1.94
Net realized investment gains per share(2)	$0.03	Net realized investment gains per share(2)	$0.18
Catastrophe losses(3) per share(2)	$0.21	Catastrophe losses per share(2)	$0.69
Combined ratio	100.3%	Combined ratio	96.8%
		Book value per share	$29.30
		Return on equity(4)	9.0%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating income(1) of $0.42 per diluted share for the three-month period ended September 30, 2013 (the "third quarter") and $1.76 per diluted share for the nine-month period ended September 30, 2013 ("year-to-date"), compared to operating income of $0.31 and $1.55 per diluted share for the same periods in 2012.

The Company reported consolidated net income, including realized investment gains and losses, of $11.7 million ($0.45 per share) for the third quarter and $49.6 million ($1.94 per share) year-to-date, compared to net income of $8.7 million ($0.34 per share) and $42.6 million ($1.67 per share) for the same periods in 2012.

"I'm pleased to report yet another positive quarter," stated Randy Ramlo, President and Chief Executive Officer. "For the quarter, net written premium increased 13.6 percent due mostly to rate increases in our commercial lines of business; net premiums earned increased 10.0 percent due to "rate over rate" increases; total revenues are up 8.0 percent and our return on equity is up 15.4 percent compared to the same quarter in 2012. We continue to be on track to meet or exceed our 2013 expectations."

____________________
(1) Operating income (loss) is a commonly used Non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Catastrophe losses is a commonly used non-GAAP financial measure that uses the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Consolidated net realized investment gains were $1.2 million during the third quarter and $7.3 million year-to-date, compared to consolidated net realized investment gains of $1.3 million and $4.7 million for the same periods in 2012.

Consolidated net investment income was $27.3 million for the third quarter and $82.8 million year-to-date, a decrease of 4.8 percent for the third quarter and a decrease of 4.4 percent year-to-date, compared to net investment income of $28.7 million and $86.6 million for the same periods in 2012.

Consolidated net unrealized investment gains, net of tax, totaled $115.6 million as of September 30, 2013, a decrease of $28.5 million or 19.8 percent from December 31, 2012. The decrease in unrealized gains was driven by a decrease in the fair value of our fixed maturity investment portfolios due to rising interest rates, partially offset by an increase in the fair value of the equity portfolios.

"Our investment portfolios continue to perform as expected," stated Ramlo. "We are seeing a decline in our bond portfolios due to changes in the interest rate environment with a favorable offset due to equity portfolios that are currently outperforming the S&P 500." stated Ramlo. "Our investment portfolios remain well-structured to perform well during periods of rising interest rates and in time, we expect to see improvement in net investment income as a result."

Total consolidated assets as of September 30, 2013 were $3.7 billion, which included $3.0 billion of invested assets. The Company's book value was $29.30 per share, which is an increase of $0.40 per share or 1.4 percent from December 31, 2012 and is primarily attributed to net income of $49.6 million offset by a decrease in net unrealized investment gains of $28.5 million, net of tax, during the first nine months of 2013 and by stockholder dividends of $12.9 million.

The annualized return on equity was 9.0 percent as of September 30, 2013.

P&C Segment

Net income for the property and casualty insurance segment, including realized investment gains and losses, totaled $10.3 million ($0.40 per diluted share) for the third quarter and $44.2 million ($1.73 per diluted share) year-to-date compared to net income of $7.6 million ($0.30 per diluted share) and $37.6 million ($1.47 per diluted share) for the same periods in 2012.

Net premiums earned increased 10.7 percent to $178.6 million in the third quarter, compared to $161.2 million in the same period in 2012. Year-to-date, net premiums earned increased 10.8 percent to $511.8 million, compared to $461.9 million in the same period in 2012.

"Competitive market conditions were unchanged on renewals while persisting on new business during the quarter," stated Ramlo. "Commercial lines renewal pricing increased in most regions with average percentage increases in the upper-single digits on most small and mid-market accounts and double digit increases on accounts with adverse loss experience. Personal lines pricing increased slightly due to double-digit rate increases in the Homeowners line of business."

"Premiums written from new business remained strong and up from the same quarter a year ago, but down from second quarter 2013," continued Ramlo. "Our success ratio on quoted accounts while down slightly, remains strong as new business pricing held steady."

Catastrophe losses totaled $8.5 million ($0.21 per share after tax) for the third quarter, compared to $8.5 million ($0.22 per share after tax) for the same period in 2012. Year-to-date, catastrophe losses totaled $27.2 million ($0.69 per share after tax), compared to $34.5 million ($0.88 per share after tax) for the same period of 2012.

"Third quarter catastrophe losses were consistent with the third quarter of 2012, and somewhat better than our expectations due to a benign hurricane season so far this year," stated Ramlo. "Year-to-date, catastrophe losses were significantly less than at September 30, 2012. Year-to-date catastrophe losses have added 5.3 percentage points to the combined ratio compared to 7.5 percentage points during the first nine months of 2012."

The property and casualty insurance segment experienced $8.6 million of favorable development in our net reserves for prior accident years during the third quarter and $49.0 million year-to-date. Year-to-date, favorable development remains consistent with our 2012 nine-month experience. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms, and are subject to reallocation between accident years and lines of business. In third quarter 2013, our total reserves remained relatively flat and within our actuarial estimates.

The GAAP combined ratio improved 2.2 percentage points to 100.3 percent for the third quarter, compared to 102.5 percent for the same period of 2012. Year-to-date, the GAAP combined ratio also improved to 96.8 percent, compared to 97.7 percent for the same period in 2012.

"Our combined ratio in the third quarter improved, but not as much as we expected," stated Ramlo. "The quarter was significantly impacted by a nearly 60 percent increase in the number of large losses (defined as losses greater than $500,000) primarily in our commercial auto and general liabilities lines of business. Large losses in the third quarter totaled $20.6 million, net of reinsurance recoveries, and added 11.6 percentage points to the combined ratio compared to $11.5 million, net of reinsurance recoveries, and 7.2 percentage points in third quarter 2012. Though a single quarter would not suggest a trend, we are actively analyzing these claims to determine if there are any correlations in the type of claims, geographic location of these claims, or other factors associated with these claims."

Expense Levels

The expense ratio for the third quarter was 30.5 percentage points, compared to 31.3 percentage points for the third quarter of 2012. Year-to-date, the expense ratio improved to 31.9 percentage points, compared to 32.2 percentage points for the same period in 2012.

Life Segment

Net income for the life insurance segment totaled $1.4 million ($0.05 per share) for the third quarter, compared to $1.1 million ($0.04 per share) for the third quarter of 2012. Year-to-date, net income for the life segment was $5.4 million ($0.21 per share), compared to $5.0 million ($0.20 per share) for the same period in 2012.

Net premiums earned increased 2.4 percent to $15.7 million for the third quarter, compared to $15.3 million for the third quarter of 2012. Year-to-date, net premiums earned decreased 1.3 percent to $45.6 million, compared to $46.2 million for the same period in 2012. The increase in net premiums earned for the third quarter was due to a slight increase in the guaranteed interest rate for sales of annuity products with life contingencies; however, the increase in guaranteed interest rates has not been sufficient to offset the overall decline in net premiums earned year-to-date.

Net investment income decreased 11.5 percent to $15.6 million for the third quarter, compared to $17.6 million for the third quarter of 2012. Year-to-date, net investment income decreased 9.1 percent to $48.3 million, compared to $53.2 million for the same period in 2012 due to the continued low interest rate environment.

Loss and loss settlement expenses increased $1.6 million for the third quarter compared to third quarter of 2012. Year-to-date, loss and loss settlement expenses increased $1.2 million compared to the same period in 2012 due to an increase in policy claims.

The increase in liability for future policy benefits decreased in the third quarter and year-to-date, compared to the same periods in 2012 due to the increase in net withdrawals of annuity products as we continue to achieve a more equal balance between our fixed annuity products and our life insurance products.

Deferred annuity deposits increased 93.2 percent for the third quarter and decreased 11.0 percent year-to-date, compared with the same periods in 2012. The increase in guaranteed interest rates had a favorable effect for the quarter; however, the increase in guaranteed interest rates was not sufficient to offset the decrease year-to-date.

Net cash outflow related to our annuity business was $17.1 million for the quarter and $63.2 million year-to-date, compared to a net cash outflow of $13.2 million and $18.8 million in the same periods in 2012. We attribute this to the activity previously described.

Capital Management

During the third quarter, we declared and paid an $0.18 per share cash dividend to stockholders of record on September 3, 2013. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,126,143 shares of common stock under our share repurchase program, which expires in August 2014. During the third quarter, no shares were repurchased under the program.

Earnings Call Access Information

An earnings call will be held at 9:00 am Central Standard Time on November 5, 2013 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2013 third quarter results and its expectations for 2013.

Teleconference: Dial-in information for the call is toll-free 1-877-407-8291. The event will be archived and available for digital replay through November 19, 2013. The replay access information is toll-free 1-877-660-6853; conference ID no. 420952.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until November 19, 2013.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com. or contact:

Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 4, 2013, and in our quarterly report on Form 10-Q for the quarter ended September 30, 2013, to be filed with the SEC on November 5, 2013. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands Except Per Share Data and Ratios)	2013	2012	Change %	2013	2012	Change %
Revenue Highlights
Net premiums earned	$194,219	$176,531	10.0%	$557,403	$508,124	9.7%
Net investment income	27,278	28,665	(4.8)%	82,761	86,560	(4.4)%
Total revenues	223,024	206,581	8.0%	648,048	599,926	8.0%
Income Statement Data
Operating income	10,951	7,886	38.9%	44,901	39,603	13.4%
After-tax net realized investment gains	774	844	(8.3)%	4,713	3,027	55.7%
Net income	$11,725	$8,730	34.3%	$49,614	$42,630	16.4%
Diluted Earnings Per Share Data
Operating income	$0.42	$0.31	35.5%	$1.76	$1.55	13.5%
After-tax net realized investment gains	0.03	0.03	—%	0.18	0.12	50.0%
Net income	$0.45	$0.34	32.4%	$1.94	$1.67	16.2%
Catastrophe Data
Pre-tax catastrophe losses	$8,454	$8,493	(0.5)%	$27,186	$34,546	(21.3)%
Effect on after-tax earnings per share	0.21	0.22	(4.5)%	0.69	0.88	(21.6)%
Effect on combined ratio	4.7%	5.3%	(11.3)%	5.3%	7.5%	(29.3)%

Combined ratio	100.3%	102.5%	(2.1)%	96.8%	97.7%	(0.9)%
Return on equity				9.0%	7.8%	15.4%
Cash dividends declared per share	$0.18	$0.15	20.0%	$0.51	$0.45	13.3%
Diluted weighted average shares outstanding	25,571,621	25,526,662	0.2%	25,514,211	25,566,646	(0.2)%

Consolidated Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2013	2012	2013	2012
Revenues
Net premiums written (1)	$193,976	$170,725	$599,413	$546,500
Net premiums earned	$194,219	$176,531	$557,403	$508,124
Investment income, net of investment expenses	27,278	28,665	82,761	86,560
Net realized investment gains (losses)
Other-than-temporary impairment charges	(139)	—	(139)	(4)
All other net realized gains	1,329	1,300	7,389	4,662
Net realized investment gains	1,190	1,300	7,250	4,658
Other income	337	85	634	584
Total Revenues	$223,024	$206,581	$648,048	$599,926

Benefits, Losses and Expenses
Losses and loss settlement expenses	$131,168	$119,756	$349,073	$318,006
Increase in liability for future policy benefits	8,415	9,815	26,520	28,309
Amortization of deferred policy acquisition costs	38,767	36,167	113,556	104,897
Other underwriting expenses	21,654	20,496	67,310	63,031
Interest on policyholders’ accounts	8,625	10,327	27,026	31,610
Total Benefits, Losses and Expenses	$208,629	$196,561	$583,485	$545,853

Income before income taxes	14,395	10,020	64,563	54,073
Federal income tax expense	2,670	1,290	14,949	11,443
Net income	$11,725	$8,730	$49,614	$42,630
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	September 30, 2013	December 31, 2012
(In Thousands)
Total invested assets:
Property and casualty segment	$1,401,982	$1,343,295
Life insurance segment	1,635,695	1,701,068
Total cash and investments	3,124,368	3,151,829
Total assets	3,723,697	3,694,653
Future policy benefits and losses, claims and loss settlement expenses	$2,450,383	$2,470,087
Total liabilities	2,979,470	2,965,476
Net unrealized investment gains, after-tax	$115,596	$144,096
Total stockholders’ equity	744,227	729,177

Property and casualty insurance statutory capital and surplus (1) (2)	$629,030	$585,986
Life insurance statutory capital and surplus(2)	164,466	158,720
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2013	2012	2013	2012
Revenues
Net premiums written (1)	$178,313	$155,433	$553,795	$500,303
Net premiums earned	$178,553	$161,232	$511,781	$461,902
Investment income, net of investment expenses	11,691	11,051	34,464	33,409
Net realized investment gains (losses)
Other-than-temporary impairment charges	(139)	—	(139)	—
All other net realized gains	955	1,214	5,544	1,765
Net realized investment gains	816	1,214	5,405	1,765
Other income (losses)	145	(19)	229	177
Total Revenues	$191,205	$173,478	$551,879	$497,253

Benefits, Losses and Expenses
Losses and loss settlement expenses	$124,643	$114,846	$332,264	$302,376
Amortization of deferred policy acquisition costs	37,243	34,060	108,591	98,355
Other underwriting expenses	17,219	16,332	54,854	50,353
Total Benefits, Losses and Expenses	$179,105	$165,238	$495,709	$451,084

Income before income taxes	$12,100	$8,240	$56,170	$46,169
Federal income tax expense	1,818	624	11,963	8,562
Net income	$10,282	$7,616	$44,207	$37,607

GAAP combined ratio:
Net loss ratio - excluding catastrophes	65.1%	65.9%	59.6%	58.0%
Catastrophes - effect on net loss ratio	4.7	5.3	5.3	7.5
Net loss ratio	69.8%	71.2%	64.9%	65.5%
Expense ratio	30.5	31.3	31.9	32.2
Combined ratio	100.3%	102.5%	96.8%	97.7%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	65.4%	66.7%	59.9%	58.7%
Catastrophes - effect on net loss ratio	4.7	5.3	5.3	7.5
Net loss ratio	70.1%	72.0%	65.2%	66.2%
Expense ratio	32.4	33.1	31.4	31.6
Combined ratio	102.5%	105.1%	96.6%	97.8%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2013	2012	2013	2012
Revenues
Net premiums written (1)	$15,663	$15,292	$45,618	$46,197
Net premiums earned	$15,666	$15,299	$45,622	$46,222
Investment income, net of investment expenses	15,587	17,614	48,297	53,151
Net realized investment gains (losses)
Other-than-temporary impairment charges	—	—	—	(4)
All other net realized gains	374	86	1,845	2,897
Net realized investment gains	374	86	1,845	2,893
Other income	192	104	405	407
Total Revenues	$31,819	$33,103	$96,169	$102,673

Benefits, Losses and Expenses
Losses and loss settlement expenses	$6,525	$4,910	$16,809	$15,630
Increase in liability for future policy benefits	8,415	9,815	26,520	28,309
Amortization of deferred policy acquisition costs	1,524	2,107	4,965	6,542
Other underwriting expenses	4,435	4,164	12,456	12,678
Interest on policyholders’ accounts	8,625	10,327	27,026	31,610
Total Benefits, Losses and Expenses	$29,524	$31,323	$87,776	$94,769

Income before income taxes	$2,295	$1,780	$8,393	$7,904
Federal income tax expense	852	666	2,986	2,881
Net income	$1,443	$1,114	$5,407	$5,023
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$51,563	$48,423	$162,704	$158,527
Fire and allied lines (2)	41,573	31,734	129,733	104,621
Automobile	37,714	31,224	115,968	105,767
Workers’ compensation	19,797	16,383	67,234	56,751
Fidelity and surety	5,079	4,402	15,035	14,413
Miscellaneous	560	264	1,879	816
Total commercial lines	$156,286	$132,430	$492,553	$440,895

Personal lines:
Fire and allied lines (3)	$12,485	$11,248	$33,414	$31,287
Automobile	6,075	7,184	17,286	17,862
Miscellaneous	259	243	754	727
Total personal lines	$18,819	$18,675	$51,454	$49,876
Reinsurance assumed	3,208	4,328	9,788	9,532
Total	$178,313	$155,433	$553,795	$500,303
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2013			2012
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$52,251	$28,406	54.4%	$50,887	$28,579	56.2%
Fire and allied lines	41,717	27,260	65.3	33,574	24,637	73.4
Automobile	37,646	36,140	96.0	34,087	24,703	72.5
Workers' compensation	21,519	20,524	95.4	17,606	16,933	96.2
Fidelity and surety	4,877	(163)	(3.3)	4,365	1,962	44.9
Miscellaneous	628	(104)	(16.6)	258	214	82.9
Total commercial lines	$158,638	$112,063	70.6%	$140,777	$97,028	68.9%

Personal lines
Fire and allied lines	$10,786	$8,307	77.0%	$10,247	$11,758	114.7%
Automobile	5,624	3,615	64.3	5,711	3,562	62.4
Miscellaneous	240	1,068	NM	235	42	17.9
Total personal lines	$16,650	$12,990	78.0%	$16,193	$15,362	94.9%
Reinsurance assumed	$3,265	$(410)	(12.6)%	$4,262	$2,456	57.6%
Total	$178,553	$124,643	69.8%	$161,232	$114,846	71.2%

NM= Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2013			2012
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$146,755	$77,721	53.0%	$145,604	$70,793	48.6%
Fire and allied lines	122,107	71,954	58.9	97,365	81,968	84.2
Automobile	108,629	91,090	83.9	98,785	75,891	76.8
Workers' compensation	60,786	51,364	84.5	50,068	30,260	60.4
Fidelity and surety	13,684	(843)	(6.2)	12,780	1,607	12.6
Miscellaneous	1,190	555	46.6	735	278	37.8
Total commercial lines	$453,151	$291,841	64.4%	$405,337	$260,797	64.3%

Personal lines
Fire and allied lines	$31,911	$25,273	79.2%	$30,479	$22,633	74.3%
Automobile	16,485	11,177	67.8	15,896	10,999	69.2
Miscellaneous	528	1,969	NM	691	158	22.9
Total personal lines	$48,924	$38,419	78.5%	$47,066	$33,790	71.8%
Reinsurance assumed	$9,706	$2,004	20.6%	$9,499	$7,789	82.0%
Total	$511,781	$332,264	64.9%	$461,902	$302,376	65.5%
NM= Not meaningful